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                                                                    EXHIBIT 11.1

                            CORTELCO SYSTEMS, INC.
             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

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
                                                ------------------------------
                                                    1996        1997     1998
                                                ------------------------------
In thousands, except per share data
Basic:
Income available to common shareholders.........   $ (275)    $(2,039)  $ (133)
Weighted average share outstanding..............    3,825       3,825    3,918
                                                   -------    --------  -------
Basic loss per share............................   $(0.07)    $ (0.53)  $(0.03)
                                                   -------    --------  -------
Diluted:
Income available to common shareholders.........   $ (275)    $(2,039)  $ (133)
Interest on convertible debt....................                            55
                                                   -------    --------  -------
Income available after assumed conversion.......     (275)     (2,039)     (78)
Weighted average shares--basic..................    3,825       3,825    3,918
Assumed conversion of convertible debt                                   1,435
                                                   -------    --------  -------
Weighted average shares--diluted................    3,825       3,825    5,353
                                                   -------    --------  -------
Diluted loss per share..........................   $(0.07)    $ (0.53)  $(0,02)
                                                   =======    ========  =======
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